UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 South Boston, Suite 600 Tulsa, Oklahoma	74103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (918) 947-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2015, Frederic (Jake) F. Brace was appointed to the position of interim President and Chief Executive Officer of Midstates Petroleum Company, Inc. (the “Company”). Mr. Brace replaces Dr. Peter J. Hill, who resigned from his position as interim President and Chief Executive Officer effective March 18, 2015.  Mr. Brace was previously appointed to the Board of Directors of the Company (the “Board”) on March 9, 2015. Dr. Hill will remain with the Company in a consulting role following his resignation as interim President and Chief Executive Officer. Additionally, effective as of March 18, 2015, Bruce H. Stover and Robert E. Ogle were appointed to the Board and Robert M. Tichio, Mary P. Ricciardello and Loren M. Leiker resigned from the Board. Ms. Ricciardello and Messrs. Tichio and Leiker did not resign from the Board due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Mr. Brace, age 57, has over twenty years of experience in business management and board representations.  He is currently Chairman and Chief Executive Officer of Beaucastel LLC and Sangfroid Advisors Ltd. Previously, Mr. Brace worked for Niko Resources, Ltd., an oil and gas company, from August 2013 to December 2014 serving first as Senior Advisor and then as President of the company.  From 1988 to 2008, Mr. Brace worked at the UAL Corporation (now United Continental Holdings, Inc.), the parent company of United Airlines, Inc. and Continental Airlines, Inc., where he served as Executive Vice President and Chief Financial Officer of UAL Corporation and United Airlines, Inc. from 2002 to 2008. Mr. Brace is a member of the board of directors of Anixter International and Standard Register.  He has also served on the board of numerous public and private companies.  He received his BS in Industrial Engineering from the University of Michigan in 1980 and his MBA with a specialization in finance from the University of Chicago Graduate School of Business in 1982.

In connection with the appointment of Mr. Brace as interim President and Chief Executive Officer, Mr. Brace and the Company expect to enter into an employment agreement (the “Employment Agreement”) outlining the terms of his employment. It is anticipated that Mr. Brace’s monthly salary will be $100,000 while serving as interim President and Chief Executive Officer. The Employment Agreement, with an expected term of 18 months, is expected to state that upon termination of Mr. Brace’s employment by the Company without Cause (to be defined in the Employment Agreement) or by Mr. Brace for Good Reason (to be defined in the Employment Agreement) during the term of the Employment Agreement, Mr. Brace will be entitled to a lump-sum cash payment which will consist, in part, of the following items: (i) that portion of his Base Salary (to be defined in the Employment Agreement) accrued but not yet paid through the date of termination, (ii) any accrued or vested amount arising from his participation in, or benefits under, any Incentive Plans (to be defined in the Employment Agreement), (iii) a Severance Bonus (to be defined in the Employment Agreement), and (iv) continued payment of Mr. Brace’s Base Salary for the remainder of the term of the Employment Agreement. The Company will provide a more detailed description of the Employment Agreement in a future filing with the Securities and Exchange Commission.

There are no understandings or arrangements between Mr. Brace and any other person pursuant to which Mr. Brace was selected to serve as interim President and Chief Executive Officer, other than his employment relationship set forth above.  Mr. Brace does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Stover was appointed to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Mr. Stover will serve as the chairman of the Compensation Committee. Mr. Ogle was appointed to the Audit Committee and will serve as its chairman. There are no understandings or arrangements between either Mr. Stover or Mr. Ogle and any other person pursuant to which Mr. Stover or Mr. Ogle was selected to serve as a director.  Neither Mr. Stover or Mr. Ogle has any relationships requiring disclosure under Item 404(a) of Regulation S-K.

As non-employee directors, each of Mr. Stover and Mr. Ogle will receive compensation in accordance with the Company’s policies for compensating non-employee directors, which consists of a $150,000 annual cash retainer; $1,500 in cash for each in-person Board meeting attended and $750 in cash for each telephonic Board meeting attended; a fee of $15,000 for the chairman of the Audit Committee and $10,000 for all other committees; and a cash retainer of $7,500 for Audit Committee members and $5,000 for all other committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: March 24, 2015	By:	/s/ Nelson M. Haight
	Name:	Nelson M. Haight
	Title:	Senior Vice President and Chief Financial Officer